                                                                       EXHIBIT 8

                                  July __, 1998


CIBC Oppenheimer
Legg Mason Wood Walker, Incorporated
BancAmerica Robertson Stephens
c/o CIBC Oppenheimer
CIBC Oppenheimer Tower
One World Financial Center
New York, New York  10281


      RE:   SERIES A ____% CAPITAL SECURITIES OF TELEBANC CAPITAL TRUST II


Ladies and Gentlemen:


      We have acted as special federal income tax counsel for Telebanc Financial Corporation, a Delaware corporation (the "Company"), and Telebanc Capital Trust II, a statutory business trust organized under the Business Trust Act of the State of Delaware (12 Del. Code Ann., tit. 12, Sections 3801, et seq.) (the "Trust" and, together with the Company, the "Offerors"), in connection with the sale pursuant to an Underwriting Agreement dated ________, 1998, among the Company, the Trust and the purchasers (the "Purchasers") named therein (the "Underwriting Agreement"), of 1,000,000 shares of Series A ____% Capital Securities (liquidation amount $25 per capital security) of the Trust (the "Series A Capital Securities"), representing undivided beneficial interests in the assets of the Trust.


      The Series A Capital Securities are guaranteed (the "Series A Capital Securities Guarantee") by the Company with respect to distributions and payments upon liquidation, redemption, and otherwise pursuant to the Series A Capital Securities Guarantee Agreement, dated as of ________, 1998 (the "Series A Capital Securities Guarantee Agreement"), between the Company and Wilmington Trust Company, as Guarantee Trustee, for the benefit of the holders of the Series A Capital Securities.


      In connection with the issuance of the Series A Capital Securities, the Trust is also issuing ______ shares of its common securities (liquidation amount of $___ per common security) (the "Common Securities"), representing undivided beneficial interests in the assets of the Trust.

CIBC Oppenheimer
Legg Mason Wood Walker, Incorporated
BancAmerica Robertson Stephens
July __, 1998
Page 2


      The entire proceeds from the sale of the Series A Capital Securities and the Common Securities are to be used by the Trust to purchase an aggregate principal amount of $__________ of Series A ____% Junior Subordinated Deferrable Interest Debentures due __________, 2028 (the "Series A Subordinated Debentures"), to be issued by the Company. The Series A Capital Securities and the Common Securities are to be issued pursuant to the Amended and Restated Trust Agreement dated as of __________ (the "Trust Agreement"), among the Company, as sponsor, Wilmington Trust Company, as Delaware trustee (the "Delaware Trustee") and as property trustee (the "Property Trustee"), and Aileen Lopez Pugh, David Smilow and Mitchell Caplan as administrative trustees. The Series A Subordinated Debentures are to be issued pursuant to an indenture, to be dated as of __________, 1998 (the "Indenture"), between the Company and Wilmington Trust Company, as Debenture Trustee. Capitalized terms used but not otherwise defined herein shall have the respective meanings set forth in the Underwriting Agreement.


      You have requested our opinion that (a) the Trust will be classified as a grantor trust and not as an association taxable as a corporation for United States federal income tax purposes, and (b) the Series A Subordinated Debentures will be treated as indebtedness for United States federal income tax purposes. In connection with this opinion, we have reviewed originals or copies, certified or otherwise identified to our satisfaction, of: (i) the Prospectus; (ii) the Certificate of Trust filed by the Property Trustee and the Delaware Trustee with the Secretary of State of the State of Delaware as of May 22, 1998; (iii) an executed copy of the Trust Agreement, including the designation of the terms of the Series A Capital Securities; (iv) the form of Series A Capital Securities and a specimen certificate thereof; (v) an executed copy of the Series A Capital Securities Guarantee Agreement; (vi) an executed copy of the Indenture; (vii) the form of Series A Subordinated Debentures and a specimen certificate thereof;
(viii) the form of Common Securities and a specimen certificate thereof; (ix) representations set forth in a certificate from an officer of the Company dated ________, 1998; and (x) such other documents, corporate records and other instruments as we have deemed necessary or appropriate for the purposes of this opinion (collectively, the "Transaction Documents").


      In providing these opinions, we have with your permission assumed the following: (i) the due authorization, execution and delivery by all parties thereto of the Transaction Documents; (ii) the authenticity of originals of the Transaction Documents and the genuineness of all signatures; (iii) the conformity to the originals of all documents submitted

CIBC Oppenheimer
Legg Mason Wood Walker, Incorporated
BancAmerica Robertson Stephens
July __, 1998
Page 2


to us as copies; (iv) the absence of any evidence extrinsic to the provisions of the Transaction Documents that the parties intended a meaning contrary to that expressed by those provisions; (v) that each party to the Transaction Documents has the power and authority to enter into and perform, and will fully comply with, all of its obligations thereunder; (vi) that each of the Transaction Documents is a legal, valid and binding obligation, enforceable in accordance with its terms; and (vii) the absence of any agreements or understandings among the parties to the Transaction Documents other than the Transaction Documents. As to questions of fact material to the opinions set forth herein, we have with your permission, when relevant facts were not independently established, relied upon and assumed the truth, accuracy and completeness of written and oral statements and representations made in or pursuant to such documents and certificates of the Bank and its officers and agents and upon certificates or statements of public officials.


      Our opinion is based in part on the present provisions of the Internal Revenue Code of 1986, the regulations promulgated thereunder, and judicial or ruling authority, all of which are subject to change, which change may be prospective or retroactive. You should be aware that no ruling on any issue discussed above will be sought from the Internal Revenue Service (the "IRS"), and opinions of counsel are not binding on the IRS or the courts.


      Although no transaction closely comparable to the transaction contemplated by the Pooling and Servicing Agreement has been the subject of any Treasury regulation, revenue ruling or judicial decision, based upon the foregoing and subject to the assumptions, qualifications and exceptions set forth herein, it is our opinion that for U.S. federal income tax purposes:


      1. The Trust will be classified as a grantor trust and not as an association taxable as a corporation. Accordingly, for United States federal income tax purposes, each holder of Series A Capital Securities will generally be considered the owner of an undivided interest in the Series A Subordinated Debentures;


      2. Subject to the discussion set forth below under the heading "SERIES A SUBORDINATED DEBENTURES," the Series A Subordinated Debentures will be classified as indebtedness for United States federal income tax purposes; and

CIBC Oppenheimer
Legg Mason Wood Walker, Incorporated
BancAmerica Robertson Stephens
July __, 1998
Page 4


      3. Although the discussion set forth in the Prospectus under the heading "CERTAIN FEDERAL INCOME TAX CONSEQUENCES" does not purport to discuss all possible United States federal income tax consequences of the purchase, ownership, and disposition of the Series A Capital Securities, in our opinion such discussion constitutes, in all material respects, a fair and accurate summary of the relevant United States federal income tax consequences of the purchase, ownership, and disposition of Series A Capital Securities under current law.


                         SERIES A SUBORDINATED DEBENTURES


      Generally, the characterization of an instrument as debt or equity for United States federal income tax purposes depends on all the facts and circumstances surrounding the issuance and operation of a particular instrument, and no single factor or characteristic is considered to be controlling. See, e.g., John Kelley Co. v. Commissioner, 326 U.S. 521 (1946). The taxpayer has the burden of proving that a particular instrument is debt or equity. See White v. United States, 305 U.S. 281, 292 (1938); Smith v. Commissioner, 370 F.2d 178, 180 (6th Cir. 1966).


      In determining whether a particular instrument evidences a debtor-creditor or equity relationship, different courts have identified a number of factors that must be evaluated and have weighed the relative importance of such factors in light of the particular facts and circumstances of the instrument under examination. See Fin Hay Realty Co. v. United States, 398 F.2d 694, 696 (3d Cir.
1968); Tyler v. Tomlinson, 414 F.2d 844, 848 (5th Cir. 1969). In cases where a purported debt instrument is not held proportionately with shareholding, the factors which appear to be the most important are those that distinguish the rights and remedies of creditors from those of stockholders. See Federal Express Corp. v. United States, 645 F. Supp. 1281 (W.D. Tenn. 1986). In such cases, the most relevant factors are (i) a definite maturity date and certainty of payment,
(ii) the ability to force repayment in the event of a default, (iii) subordination, (iv) adequacy and unconditionality with respect to the payment of interest, (v) participation in the success of the issuer's business, and (vi) participation in the management of the issuer. See Scriptomatic, Inc. v. United States, 555 F.2d 364 (3d Cir. 1977); Federal Express, supra, at 1290-91.

CIBC Oppenheimer
Legg Mason Wood Walker, Incorporated
BancAmerica Robertson Stephens
July __, 1998
Page 5


      Based on the factors identified above, the following features of the Series A Subordinated Debentures (hereinafter, the "SASD") are the most relevant to the determination of whether they should be classified as indebtedness of the
Company:


      1. Term. The term of the SASD is approximately thirty (30) years, and the SASD are payable in cash upon maturity.


      2. Interest. The Company is obligated to pay interest on the SASD without regard to the Company's earnings; and, while the Company has the right at any time during the term of the SASD to defer payment of interest on the SASD for up to twenty (20) consecutive quarterly interest payment periods (each an "Extension Period"), this interest payment deferral option (the "Deferral Option") is clearly limited and the Trustees of the Trust can sue to compel payment of the amounts then due if the Company exceeds the scope of the Deferral Option. In addition, interest will compound quarterly at the coupon rate ("Additional Interest") on any deferred interest to the extent permitted by law.


      3. Default. Any default in the payment of interest (other than a deferral permitted pursuant to the Deferral Option) or other amounts results in a legally enforceable right of Trustees of the Trust against the Company to accelerate the SASD and obtain full payment.


      4. Subordination. The SASD are subordinate and junior in right of payment to all Senior Debt to the extent provided in the Indenture, but are pari passu with the general unsecured creditors of the Company and senior to all classes of equity of the Company.


      5. Management. Neither the Trust nor the holders of the Series A Capital Securities (the "Holders") are entitled to vote or otherwise participate in the management of the Company.


      Non-Tax Characterization. The SASD, the Trust and the Series A Capital Securities are designed to enable the Company to receive more favorable treatment for its senior debt than it would receive if the Company issued senior debt to the public rather than issuing the SASD to the Trust. In addition, for accounting purposes, the Series A Capital Securities and

CIBC Oppenheimer
Legg Mason Wood Walker, Incorporated
BancAmerica Robertson Stephens
July __, 1998
Page 6

the SASD are expected to be reflected in the Company's consolidated financial statements as "Guaranteed Preferred Beneficial Interests in Corporation's Junior Subordinated Deferrable Interest Debentures, Series A." The Trust, the Company and the Holders will, however, treat the SASD as indebtedness of the Company for all purposes related to United States federal income taxation. The SASD, therefore, have indicia typical of debt, and essentially all of their attributes are characteristic of debt instruments. Arguably, only to the extent that (i) a thirty (30) year maturity may be considered unreasonable, (ii) the Company may receive more favorable treatment for its senior debt from regulatory authorities than it would receive if the Company instead issued senior debt to the public, and (iii) interest may be deferred pursuant to the Deferral Option, could the SASD be seen as having any material equity-like characteristics. As discussed below, these features of the SASD either should not constitute equity-like characteristics, or they should not undermine the classification of the SASD as indebtedness of the Company.


A.    The Term.

      No particular period constitutes a per se reasonable maturity date in all situations. The line between debt and equity is not determined solely by the term of the instrument. Instruments with maturities ranging from 50 to 99 years have been found to qualify as debt when the borrower's business is expected to continue for that period or there is a contractual obligation that is reasonably likely to be satisfied on or prior to a definite date. See Monon Railroad v. Commissioner, 55 T.C. 345, 359 (1970) (50 year debt); Ruspyn Corporation v. Commissioner, 18 T.C. 769 (1952) (89 year debt); Mayerson v. Commissioner, 47 T.C. 340 (1966) (99 year debt). In contrast, if the term of the instrument is expected to extend beyond the expected life of an issuer's assets, equity classification is more likely. See Swoby Corporation v. Commissioner, 9 T.C. 887, 894 (1947) (99 year instrument not debt).


      The term of the SASD will be approximately thirty (30) years. This term should be viewed as a reasonable maturity for the Company, inasmuch as the Company expects, and has represented to us that it expects, to have future cash flow or access to financing sufficient to support the payments that will become due on the SASD. Moreover, in the unlikely event that a thirty (30) year term is considered excessive for the Company, the term is but one factor leaning towards equity characterization, and this factor should be outweighed by other factors inherent in the SASD that are indicative of debt classification.

CIBC Oppenheimer
Legg Mason Wood Walker, Incorporated
BancAmerica Robertson Stephens
July __, 1998
Page 7

B.    Non-Tax Characterization.

      The IRS has taken the position that the characterization of an instrument for non-tax purposes, including accounting, regulatory or rating agency purposes, is a relevant factor in classifying an instrument as debt or equity. Notice 94-47, 1994-19 I.R.B. 9 (May 9, 1994). Courts, however, have placed less importance on the treatment of an instrument for non-tax purposes and have stated that such treatment is, at most, one factor to consider and is certainly not controlling for United States federal income tax purposes. See, e.g., Cottage Savings Association v. Commissioner, 499 U.S. 554 (1991); Thor Power Tool Co. v. Commissioner, 439 U.S. 522, 538-44 (1979).


      The SASD, the Trust and the Series A Capital Securities are designed to enable the Company to receive more favorable treatment for its senior debt than it would receive if the Company had issued additional senior debt to the public rather than issuing the SASD to the Trust. For example, it is our understanding that the funds received through the issuance of the Series A capital Securities will, generally, constitute "Tier 1 Capital" for bank holding companies subject to regulation by the Federal Reserve. In addition, for financial accounting purposes, the Series A Capital Securities and the SASD are expected to be reflected in the Company's consolidated financial statements as "Guaranteed Preferred Beneficial Interests in Corporation's Junior Subordinated Deferrable Interest Debentures, Series A." Such categorization will, however, still cause the Series A Capital Securities to constitute a liability of the Company for financial accounting purposes.


      Under the view espoused by the IRS, these non-tax characteristics of the SASD may be viewed as equity-like features of the SASD. Nevertheless, the IRS does not treat this factor as conclusive, but rather treats it as one of the many factors that must be weighed in reaching a determination. In addition, it is unclear whether the courts would place any material weight on the treatment of the SASD for these non-tax purposes. Moreover, the treatment of the SASD for accounting and regulatory purposes does not affect the Company's obligations under the SASD, or the Company's ability to meet its principal and interest obligations on the SASD or undermine the creditor rights inherent in the SASD. Therefore, the characterization of the SASD by regulatory authorities and their status for financial accounting and regulatory purposes should not jeopardize their status as indebtedness of the Company. At worst, such non-tax characterizations could be viewed as relatively minor

CIBC Oppenheimer
Legg Mason Wood Walker, Incorporated
BancAmerica Robertson Stephens
July __, 1998
Page 8

equity-like features of the SASD that should not jeopardize their status as indebtedness of the Company.


C.    Interest Deferral Option.

      The ability to forego making periodic payments provided for under the terms of an instrument, such as the Deferral Option, may also be viewed as an equity-like feature. Nevertheless, and even though the Deferral Option is a valuable right to the Company, the mere ability to defer interest on the SASD should not have a material effect on the classification of the SASD as debt, since (i) interest will compound quarterly at the coupon rate on any deferred interest to the extent permitted by law, and (ii) exercise of the Deferral Option only converts the SASD into a partial zero coupon bond with the same yield to maturity. Moreover, the Deferral Option does not undermine the Trust's right to enforce the payment of principal and interest on schedule, since the Deferral Option is, in effect, part of the interest payment schedule. Therefore, the Deferral Option should not have an adverse impact on the classification of the SASD as indebtedness of the Company.


D.    Conclusion.

      Although the issue is not entirely free from doubt, based on all of the foregoing and assuming with your permission that (i) the Company, as borrower, is adequately capitalized, and (ii) there is a reasonable expectation that the Company will be able to service the SASD and make all payments of principal and interest as and when due under the terms of the SASD, and subject to all other assumptions, qualifications and caveats set forth herein, we are of the opinion that, under present law, the SASD will be classified as indebtedness of the Company for United States federal income tax purposes.


      In rendering this opinion letter, except as expressly described above, we have not undertaken to review our files, to review the internal files or records of the Company and its affiliates or any other person or entity, or to communicate the details of this transaction to all members or employees of our firm who may have performed services for the Company or its affiliates or any other person or entity.

CIBC Oppenheimer
Legg Mason Wood Walker, Incorporated
BancAmerica Robertson Stephens
July __, 1998
Page 9

      The opinions contained herein are issued and expressed as of the date hereof. The opinions and this letter are limited to the matters expressly set forth herein, and no statements or opinions may be inferred beyond such matters. We do not assume any responsibility to update the opinions or advise you of changes resulting from events occurring or that may come to our attention after the date hereof, or an inaccuracy in any of the assumptions, representations or warranties upon which we have relied in rendering these opinions.


      The opinions contained herein are furnished by us as special federal income tax counsel in connection with the transactions described herein and are solely for the benefit of the addressee hereof, and are not to be used, circulated, quoted or otherwise referred to for any other purpose, or relied on by any other person or entity, without our express written permission.


                                 Very truly yours,

                                 SHAW PITTMAN POTTS & TROWBRIDGE

                                 By: Charles B. Temkin, P.C.






                                     By:
                                        -------------------------------
                                        Charles B. Temkin, President